Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS OCTOBER SAME-STORE SALES;

ANNOUNCES THIRD QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. – November 3, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the October four-week period ended October 28, 2005, equaled $639.9 million compared with $591.0 million last year, an increase of 8.3 percent. For the October period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 0.4 percent.   The primary drivers of positive same-store sales were pet supplies, food and paper products.

For the 13-week period ended October 28, 2005, Dollar General total retail sales increased 9.5 percent to $2.1 billion from $1.9 billion for the same period a year ago. Same-store sales for the 13-week period increased 1.4 percent.

For the 39-week period ended October 28, 2005, Dollar General total retail sales increased 11.7 percent to $6.1 billion from $5.5 billion for the 39-week period ended October 29, 2004. Same-store sales for the 39-week period increased 3.4 percent.

The Company continues to assess the impact of the recent hurricanes.  Thirty-eight stores have been closed for an extended period of time as a result of Hurricanes Katrina and Rita.  In addition, 14 stores currently remain closed following Hurricane Wilma.

Year-to-date through October 28, 2005, the Company opened 605 stores and closed 104 stores, including 38 stores closed as a result of significant hurricane damage.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the third quarter ended October 28, 2005, on Tuesday, November 22, 2005. The Company will host a conference call on Tuesday, November 22, 2005, at 10 a.m. EST to discuss the quarter's results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com.  A replay of the conference call will be available until 5 p.m. EST on Tuesday, December 6, online or by calling (334) 323-7226. The pass code for the replay is 90054486.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,821 neighborhood stores as of October 28, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

# # #